UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

      SEC File Number 0-2040                        CUSIP Number 79116210
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(Check One):  [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

              For Period Ended:  12/31/96
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:______________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING  IN THIS FORM SHALL BE  CONSTRUCTED  TO IMPLY  THAT THE  COMMISSION  HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION

The St. Lawrence Seaway Corporation
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Full Name of Registrant

N/A
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Former Name if Applicable

320 N. Meridian Street, Suite 818
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Address of Principal Executive Office (Street and Number)

Indianapolis, Indiana 46204
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City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)  The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;







[X]      (b)  The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)  The  accountant's  statement  or other  exhibit  required  by Rule
              12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribe time period. (ATTACH EXTRA SHEETS IF NEEDED)

         The Company is unable to file its third quarter 10-Q Report in a timely manner because of time constraints on its legal counsel in completing
         Part I Item 2 and Part II. Therefore, the Company is unable to file the 10-Q Report by the February 14, 1997 deadline. The Company expects that it will make such filing within five (5) days after the deadline.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Katherine M. Kozub, Esq.              (617)          345-9800  x167
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              (Name)                       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [ X ] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or position thereof? [ ] Yes [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                       The St. Lawrence Seaway Corporation
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                  (Name of Registrant as Specified in Charter)


     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   February 14, 1997                     By  /s/ Jack C. Brown
     ---------------------------                ------------------------------
                                                 Jack C. Brown, Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If





the  statement  is  signed  on  behalf  of  the   registrant  by  an  authorized
representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

   Intentional misstatements or ommissions of fact constitute Federal Criminal
     Violations (See 18 U.S.C. 1001).